April 12, 2010

Dear Equus Shareholder,

Enclosed are proxy materials for the 2010 Annual Meeting of Stockholders of Equus Total Return, Inc. (“Equus” or the “Fund”), at which shareholders will be asked to elect the Fund’s directors for the next year and ratify the selection of the Fund’s independent registered public accounting firm, UHY LLP.  The meeting will be held on May 12, 2010 and shareholders of record as of March 15, 2010 are entitled to vote at the annual meeting.

Your vote is extremely important, regardless of how many or how few shares you own.  To ensure your vote is counted, submit your vote on the attached WHITE proxy card today.

Georgeson Inc. is assisting Equus with its efforts to solicit proxies.  If you have any questions about voting your shares, please call Georgeson Inc. toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.  Shareholders also can find additional materials on the annual meeting and how to vote on our website at www.equuscap.com.

Your Fund

In the past year, Equus has experienced a significant downturn resulting from the poor performance of our investments.  In this difficult environment, we revised our investment strategy from a more aggressive investment approach to a focus on capital protection and liquidity.  In furtherance of this shift, we curtailed our dividend, renewed our credit line, terminated certain of our follow-on investments, and internalized the Fund’s management.  Nevertheless, we acknowledge that these actions did not prevent the decline in (i) our share price, (ii) the Fund’s net asset value, and (iii) income-producing investment opportunities for which we could prudently deploy the Fund’s capital during this period.

Charting a New Course

Our response has been to reshape the direction of the Fund by changing the composition of our Board of Directors – bringing in four new individuals who have sound finance and investment management backgrounds. The Board expects that the new Directors will provide the Company with access to investment opportunities, capital as required, execution capacity and management expertise. These are the necessary elements to grow the Fund. It is further expected that these actions will result in an increase of the Fund’s net assets, thereby enhancing Shareholder value. Our new nominees include:

a)  Alessandro Benedetti is currently the CEO of SAE Capital Ltd., based in London UK, which he founded in January 2007. Prior to that, he was the CEO of SAE Capital SPA, based in Rome, Italy. Over the last 20 years Mr. Benedetti has been involved in the structuring and financing of complex transactions, acting on behalf of companies and governments in North America, Europe, Central Asia and the Middle East. In 2005, he structured and led the acquisition of Wind Telecomunicazioni SpA, based in Italy, which had 16 million wireless subscribers, 1.6 million fixed line customers and 28 million registered internet users. At that time the transaction was the largest leveraged buyout in European history, in a deal valued at over 12 billion Euros.

b) Bertrand des Pallieres is the CEO of SPQR Capital, a London-based hedge fund. He previously served as Global Head of Principal Finance and member of the Global Market Leadership Group of Deutsche Bank from 2005 to 2007.  From 1992 to 2005, he held various positions at JP Morgan including Global Head of Structured Credit, European Head of Derivatives Structuring and Marketing and Co-head of sales for Europe Middle East and Africa.

c) John Hardy has extensive international experience dealing with corporate finance, banking, mergers and acquisitions and multinational corporations.  Mr. Hardy is responsible for bringing on board the new Directors, with whom he has worked for several years.

We recommend that you read the backgrounds of our new director nominees, summarized at the end of this letter and in our enclosed proxy statement, to better understand the tremendous resources and capabilities they will bring to Equus.

Moving On

Improving the Fund and its prospects, however, requires an additional yet fundamental change.  In order to move Equus forward, we believe that the Fund can no longer be associated with or managed by Sam and Paula Douglass.  All of the Fund’s current investments were approved by Mr. and/or Mrs. Douglass as officers and directors of Moore, Clayton Capital Advisors (“MCCA”), the Fund’s most recent investment adviser.  Moreover, one or both of Mr. and Mrs. Douglass have been a member of the Fund’s investment committee since the formation of the Fund until March 2010.

Our Objective

We believe that our new director nominees will help transform Equus from a small Houston-based fund into a much larger, internationally focused and dynamic investment vehicle that can capitalize on opportunities around the world.  Our overall investment objective is to put Equus firmly back on the track of receiving regular income and capital appreciation from our portfolio companies, with a view to resuming the Fund’s quarterly dividend that was discontinued in early 2009.

The election of the Fund’s director nominees will ensure that the Board can continue to move forward with its plan to build shareholder value and will position the Fund to benefit from the significant actions we have already taken.

We thank you for your consideration and support.

Sincerely,

/s/ Richard F. Bergner

Richard F. Bergner
Chairman of the Board

Equus Total Return, Inc. Nominees for Director:

Alessandro Benedetti
Mr. Benedetti, 48, is currently the CEO of SAE Capital Ltd., which he founded in January 2007. Prior to that, he was the CEO of SAE Capital SPA, based in Rome, Italy. Over the last 20 years Mr. Benedetti has been involved in the structuring and financing of complex transactions, acting on behalf of companies and governments in North America, Europe, Central Asia and the Middle East. In 2005, he structured and led the acquisition of Wind Telecomunicazioni SpA, based in Italy, which had 16 million wireless subscribers, 1.6 million fixed line customers and 28 million registered internet users. At that time the transaction was the largest leveraged buyout in European history, in a deal valued at over 12 billion Euros.

Bertrand des Pallieres
Mr. Pallieres, 43, has been the CEO of SPQR Capital LLP, based in London, UK since May 2007. He previously served as Global Head of Principal Finance and member of the Global Market Leadership Group of Deutsche Bank from 2005 to 2007.  From 1992 to 2005, he held various positions at JP Morgan including Global Head of Structured Credit, European Head of Derivatives Structuring and Marketing and Co-head of sales for Europe Middle East and Africa.

John A. Hardy
Mr. Hardy, 58, is Chairman and Chief Executive Officer of Versatile Systems Inc. (“Versatile”), a technology consulting company, since January 1997. Mr. Hardy has had extensive experience in the insurance, finance and banking sectors, as well as mergers and acquisitions and litigation and resolution of multi-jurisdictional disputes practicing as a Barrister from 1978-1997. Mr. Hardy was also an adjunct Professor lecturing in insurance law at the University of British Columbia from 1984-2000.

Fraser Atkinson
Mr. Atkinson, 52, has been CFO of Versatile Systems Inc. (“Versatile”), a technology consulting company, since February 2003, Corporate Secretary of Versatile since October 2003 and Director since November 2003. Mr. Atkinson was involved in both the technology and corporate finance sectors as a partner at KPMG, LLP for over 14 years, having left the firm in September 2002.

Richard F. Bergner
Mr. Bergner, 79, has been a practicing attorney in Houston, TX for 50 years. Mr. Bergner’s practice includes corporate, investment and real estate issues; he has litigated cases in federal and state court.

Gregory J. Flanagan
Mr. Flanagan, 64, was Chairman of the Board, CEO and President of the Fund from July 2009 to February 2010. He previously served as COO of Gallagher Healthcare, Inc. – Houston Branch, an insurance brokerage company, from 2003 to 2008.  Mr. Flanagan also has more than 20 years of commercial banking experience.

Henry W. Hankinson
Mr. Hankinson, 58, is Managing Partner and co-founder of Global Business Associates, LLC, a boutique M&A consulting firm in Atlanta, GA. Mr. Hankinson is a former military officer with engineering and MBA degrees. He has held domestic and international senior executive management positions for over 30 years. In 1993 he moved to Moscow as the senior regional executive for Halliburton / Brown & Root (“HBR”) to establish the oil & gas construction market in the Former Soviet Union. In 1997 he moved to Riyadh, as the senior HBR regional Managing Director of Saudi Arabia. In 1999 he was recruited to become the COO and senior American for a large multi-national conglomerate for the Saudi Royal Family. Based in Riyadh, he was responsible for investment acquisitions and portfolio management. During his career, Mr. Hankinson has served as Chairman, CEO, COO, and Director for both small and multinational private and public companies.

Robert L. Knauss
Mr. Knauss, 79, was Chairman of the Board of Philip Services Corp., an industrial services company, from 1998 to 2003, and Chairman of the Board and CEO of Baltic International USA, Inc. from 1995 to 2003. During the past twenty years, Mr. Knauss has served on the Boards of Directors of eight public companies. Mr. Knauss was the former Dean and Distinguished University Professor of University of Houston Law School and was also Dean of Vanderbilt Law School.

Kenneth I. Denos
Mr. Denos, 42, has served as a director and principal of many small public and private companies throughout the world.  Since August 2009, he has been Deputy Executive Chairman of London Pacific & Partners, Inc., a healthcare and hospitality corporate finance advisory and investment firm. Previously he was President of the Fund from December 2007 to June 2009; CEO of the Fund from August 2007 to June 2009; Executive Vice President and Secretary of the Fund from June 2005 until August 2007; Executive Vice President of Equus Capital Administration Company, Inc. from June 2005 to May 2008; CEO and President of Equus Capital Administration Company, Inc. from May 2008 to June 2009; Executive Vice President of Moore Clayton Capital Advisors, Inc from June 2005 to May 2008; CEO and President of Moore Clayton Capital Advisors, Inc from May 2008 to June 2009. Mr. Denos has served as CEO of MCC Global NV since May 2006 and as a director and Executive Vice President of Moore, Clayton & Co., Inc. since January 2001. From November 2005 until May 2006, Mr. Denos served as the Non-Executive Chairman of Ridgecrest Healthcare Group, Inc. From February 2005 to February 2006, he served as a director and General Counsel of MCC Energy plc (now Tersus Energy plc). From April 1999 until August 2007, he has also served as Chairman and CEO of SportsNuts, Inc. (sports marketing company). Since March 2007, Mr. Denos has served as a non-executive director of Secure Netwerks, Inc., an information technology hardware and software reseller. Since January 2000, he has served as President of Kenneth I. Denos, P.C. Since March 2009 he has served as CEO and Chairman of Acadia Group, Inc.

Cautionary Note Regarding Forward-Looking Statements

This letter may contain certain forward-looking statements regarding future circumstances.  These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.  The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information

The Fund has filed a definitive proxy statement for the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on April 13, 2010, which definitive proxy statement is being disseminated.  The Fund advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. The definitive proxy statement is publicly available and stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.